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                                                                     EXHIBIT 4.3

                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                            3TEC ENERGY CORPORATION

                          ____________________________

                            PURSUANT TO SECTION 151
            OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                          ____________________________


     3TEC ENERGY CORPORATION, a corporation existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and in accordance with Section 151 of the General Corporation Law of the State of Delaware ("DGCL"), the Board of Directors of the Corporation on December 20, 1999, duly adopted the following resolution establishing and creating an additional series of its Preferred Stock, par value $.02 per share, designated "Series D Preferred Stock":

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of its Certificate of Incorporation (the "Certificate of Incorporation"), an additional series of Preferred Stock, par value $0.02 per share, of the Corporation is hereby created, and the designation and number of shares thereof and the preferences, limitations and relative rights thereof are as follows:

     SECTION 1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF SERIES D PREFERRED STOCK. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Series D Preferred Stock" (hereinafter referred to as "Series D Preferred Stock"), and the number of shares constituting such series shall be 725,167. Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series D Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors. The initial "Stated Value" per share of the Series D Preferred Stock shall be $24.00 per share.

     SECTION 2. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:
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     "BUSINESS DAY" shall mean any day other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas.

     "BYLAWS" shall mean the bylaws of the Corporation, certified by the secretary of the Corporation.

     "COMMON STOCK" shall mean the common stock, $0.02 par value per share, of the Corporation.

     "JUNIOR SECURITIES" shall mean the Common Stock or any other series of stock issued by the Corporation ranking junior as to the Series D Preferred Stock upon liquidation, dissolution or winding up of the Corporation.

     "PARITY STOCK" shall mean the Corporation's Series B Preferred Stock and Series C Preferred Stock.

     "PERSON" shall mean any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

     "SERIES B PREFERRED STOCK" shall mean that preferred stock designated as such by the Corporation pursuant to a Certificate of Designation of Series B Preferred Stock filed with the Secretary of State of Delaware on November 24, 1999, and having a stated value of $7.50 per share.

     "SERIES C PREFERRED STOCK" shall mean that preferred stock designated as such by the Corporation pursuant to a Certificate of Designation of Series C Preferred Stock filed with the Secretary of State of Delaware on November 24, 1999, and having a stated value of $5.00 per share.

     SECTION 3.  CONVERSION AND ANTI-DILUTION.

          (a) Conversion

          (i) Any holder of Series D Preferred Stock may convert all or any portion of shares of Series D Preferred Stock held by such holder into Common Stock at any time at its sole option at a ratio of one share of Common Stock for each share of Series D Preferred Stock. Any conversion will be deemed effective at the close of business on the date which the certificate or certificates representing the shares of Series D Preferred Stock to be converted have been delivered by the holder to the Corporation at its principal office, together with a request for conversion of such shares of Series D Preferred Stock.

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          (ii) As soon as possible after a conversion has been effected, the
Corporation will deliver to the holder of shares of Series D Preferred Stock being converted a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, and a certificate representing any shares of Series D Preferred Stock which were represented by the certificates or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (b)  Anti-Dilution Provisions

          (i) In the event that the Common Stock hereafter is changed into or exchanged for or entitled to receive a different number or kind of shares or other securities of the Corporation or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend:

              (1) the aggregate number and kind of shares subject to conversion rights hereunder shall be adjusted appropriately;

              (2) conversion rights granted hereunder, both as to the number of subject shares of Series D Preferred Stock and the Conversion Price, shall be adjusted appropriately;

              (3) where dissolution or liquidation of the Corporation or any merger or combination in which the Corporation is not a surviving corporation is involved, each outstanding conversion right granted hereunder shall terminate, but the holder shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise such holder's conversion right, in whole or in part, to the extent it shall not have been exercised;

              (4) such new or additional or different shares or securities which are distributed to a holder, in its capacity as the owner of Common Stock issued pursuant to the conversion rights granted hereunder shall be subject to all of the conditions and restrictions applicable to Common Stock issuable hereunder.

              (5) The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Corporation. No fractional share of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock, and any such adjustment may provide for the elimination of fractional shares. Instead of a fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of

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                  Series D Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash based upon the current market price of the Common Stock on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of full shares of Common Stock issuable upon conversion thereof.

     SECTION 4.     DIVIDENDS AND DISTRIBUTIONS.

             (a) The holders of Series D Preferred Stock will be entitled to receive, as and when declared by the Corporation, out of funds legally available for the payment of dividends, dividends at the time and at the rates provided for in this Section 4. Dividends on shares of the Series D Preferred Stock shall be cumulative and shall accrue from and including the date of issuance of such shares and to and including the date on which such
     shares shall have been redeemed pursuant to Section 7 hereof.   Such
     dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as provided below, the dividends shall be payable in cash.

             (b) Dividends shall accrue on each outstanding share of Series D Preferred Stock at the rate of five percent (5%) per annum of the Stated Value (the "Dividend Rate") of such share. Dividends shall be payable semi-annually, in arrears, on September 30 and March 31 of each year (each, a "Dividend Payment Date"), commencing on March 31, 2000, except that if such Dividend Payment Date is not a Business Day, then such dividend shall be payable on the first Business Day immediately thereafter to the holders of the Series D Preferred Stock. Dividends payable on the Series D Preferred for each full semi-annual period shall be computed by dividing the Dividend Rate by two (2). Dividends payable on the Series D Preferred Stock for any period that is shorter or longer than a full semi-annual period shall be computed on the basis of a 360-day year comprised of two semi-annual 180-day periods.

             (c) With respect to the first six (6) semi-annual dividends payable under this Section 4 commencing with the first Dividend Payment Date, the Corporation may, at least 30 days prior to the subject Dividend Payment Date, elect to pay the cash dividend payable on such Dividend Payment Date to the holders of Series D Preferred Stock in shares of Series D Preferred Stock (a "Payment in Kind"). If such an election is made, the Corporation shall promptly notify the holders of the Series D Preferred Stock of (i) the election to make a Payment in Kind in lieu of a payment in cash for the subject Dividend Payment Date. An election for any particular Dividend Payment Date shall operate only for such Dividend Payment Date. Each Payment in Kind shall be payable as of the Dividend Payment Date for which the election to make such Payment in Kind was made, except that if such Dividend

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     Payment Date is not a Business Day, then such Payment in Kind shall be on the first Business Day immediately thereafter to the holders of the Series D Preferred Stock.

          (d) Each Payment in Kind shall be equal to that number of additional shares of Series D Preferred Stock that is equal to A divided by B where:

               "A" = 100% of the aggregate dollar amount of the cash dividends payable on any such Dividend Payment Date; and

               "B" = the Stated Value.

          Certificates representing the shares of Series D Preferred Stock issuable on payment of any Payment in Kind shall be delivered to each holder entitled to receive such Payment in Kind (in appropriate denominations) on or before the forty-fifth (45/th/) day following the Dividend Payment Date for which such Payment in Kind is elected to be paid hereunder. Shares of Series D Preferred Stock issued on payment of any Payment in Kind shall be duly authorized, validly issued and nonassessable and, upon issuance, shall have rights (including without limitation, dividend, voting and redemption rights) and a Stated Value identical to the outstanding shares of Series D Preferred Stock in respect of which they are issued.

          (e) To the extent dividends are not paid in cash or in kind on a Dividend Payment Date, all dividends which shall have accrued on each share of Series D Preferred Stock outstanding as of such Dividend Payment Date shall be added to the Stated Value of each such share of Series D Preferred Stock and shall remain a part thereof until paid, and dividends shall accrue at the Dividend Rate and be paid on such share of Series D Preferred Stock on the basis of the Stated Value, as so adjusted.

          (f) Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series D Preferred Stock as they appear on the books of the Corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than sixty calendar days preceding such Dividend Payment Date.

   SECTION 5. CERTAIN COVENANTS AND RESTRICTIONS. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of a majority of the issued and outstanding shares of the Series D Preferred Stock:

          (i) in any manner authorize, create, designate or issue any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options,

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     warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity participation feature or any security that is a combination of debt and equity, which, in each case as to the equity or convertible component thereof, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to the Series D Preferred Stock;

          (ii) reclassify any securities of the Corporation into shares of any class or series of capital stock of the Corporation (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, senior to the Series D Preferred Stock or (B) which in any manner adversely affects the rights of the holders of Series D Preferred Stock in their capacity as such;

          (iii) increase the authorized number of shares of Series D Preferred Stock;

          (iv) issue any additional shares of Series D Preferred Stock other than as contemplated by Section 4 of this Certificate of Designation;

          (v) reclassify, cancel or in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series D Preferred Stock; or

          (vi) amend, repeal or modify (whether by merger, consolidation, or otherwise) any provision of this Certificate of Designation or the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series D Preferred Stock.

   SECTION 6.  LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution, or winding-up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Series D Preferred Stock shall be entitled to receive an amount per share equal to the Stated Value per share held by them plus an amount equal to the aggregate dollar amount of all accrued and unpaid dividends that have not been added to the Stated Value of such shares. If, upon the occurrence of a liquidation, dissolution, or winding up, the assets and funds thus distributed among the holders of the Series D Preferred Stock and the Parity Stock shall be insufficient to permit the payment to

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     such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed, ratably to the holders of the shares of Series D Preferred Stock and the Parity Stock on a pro rata basis in the proportion that the amount each holder is entitled to receive pursuant to its liquidation rights bears to the total amount available for payment to the holders of Series D Preferred Stock and Parity Stock upon liquidation.

          (b) If assets are remaining after payment of the full liquidation preference with respect to the Series D Preferred Stock and the Parity Stock set forth in subsection (a) above, then the holders of any other class or series of preferred stock, if any, shall be entitled to their respective preferential amounts on liquidation, and thereafter the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds in the proportion that each holder's shares bears to the total number of shares of Common Stock outstanding.

          (c) For purposes of this Section 6, the holders of a majority of the Series D Preferred Stock then outstanding, voting together as a class may elect to have treated as a liquidation, dissolution or winding up of the Corporation, the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation.

          (d) Written notice of any liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series D Preferred Stock and the Parity Stock at their respective addresses as the same shall appear in the records of the Corporation.

     SECTION 7. REDEMPTION.

            (a) The outstanding shares of Series D Preferred Stock are subject to redemption in accordance with the following provisions:

                (i) At any time, the Corporation may redeem all of the shares of Series D Preferred Stock outstanding on such date (the "Series D Redemption Date") with a thirty-day prior written notice.

                (ii) The redemption price per share for Series D Preferred Stock redeemed on the Series D Redemption Date (the "Series D Redemption Price") shall be equal to the Stated Value per share of the shares to be redeemed plus an amount equal to the aggregate dollar amount of all accrued and unpaid dividends through the Series D Redemption Date that have not been added to the Stated Value of such shares. The Series D Redemption Price shall be paid in cash from any source of funds legally available therefor.

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               (iii)  On or after the Series D Redemption Date, each holder of shares of Series D Preferred Stock shall surrender his certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Series D Redemption Price.

               (iv) If pursuant to Paragraph 7(a)(i), the Corporation shall redeem any shares of Series D Preferred Stock, the Corporation shall give written notice of such redemption to each holder of record of Series D Preferred Stock to be redeemed not less than thirty (30) days prior to the date fixed for redemption, by certified mail enclosed in a postage-paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such notice shall (i) state that the Corporation has elected to redeem such shares of Series D Preferred Stock, (ii) state the date fixed for redemption, (iii) state the Series D Redemption Price and (iv) call upon such holder to surrender to the Corporation on or after said date at its principal place of business designated in such notice a certificate or certificates representing the number of Series D Preferred Stock to be redeemed in accordance with such notice. On or after the date fixed in such notice for redemption, each holder of shares of Series D Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares of Series D Preferred Stock to the Corporation at the place designated in said notice, and thereupon the Series D Redemption Price shall be paid to, or to the order of, the Person whose name appears on such certificate or certificates as the owner thereof. From and after the date fixed in any such notice as the date for redemption, unless default shall be made by the Corporation in providing for the payment of the Series D Redemption Price pursuant to such notice, all rights of the holders of the shares of Series D Preferred Stock so redeemed, except the right to receive the Series D Redemption Price (but without interest thereon), shall cease and terminate. If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be allocated among the holders thereof in proportion to the respective number of shares of Series D Preferred Stock held by them.

     SECTION 8. REACQUIRED SHARES. Subject to the terms of this Certificate of Designation, any shares of Series D Preferred Stock repurchased, redeemed or otherwise acquired by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued (but may not be reissued as additional shares of Series D Preferred Stock).

     SECTION 9. VOTING RIGHTS.

          (a) Except as otherwise provided in this Section 9 or required by law or any provision of the Certificate of Incorporation, the holders of the shares of Series D Preferred Stock shall not have any voting rights.

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          (b) Pursuant to Section 228 of the DGCL, any action of the holders of the Series D Preferred Stock, voting as a separate class, which is required by the DGCL to be taken at any annual or special meeting of the holders of the Series D Preferred Stock, or is otherwise permitted to be taken by the holders of the Series D Preferred Stock at any annual or special meeting pursuant to the DGCL, the Certificate of Incorporation (including this Certificate of Designation) or the Bylaws, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares of the Series D Preferred Stock, having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares of the Series D Preferred Stock were present and voted.

     SECTION 10. RANKING. The Series D Preferred Stock and the Parity Stock shall rank senior to the Common Stock upon liquidation, dissolution or winding up of the Corporation. Without limiting the definition of Junior Securities, the shares of Common Stock shall rank junior to the Series D Preferred Stock and the Parity Stock with respect to the payments required or permitted to be made to the holders thereof and payments required to be made to the holders of the Series D Preferred Stock and the Parity Stock pursuant hereto.

     SECTION 11. RECORD HOLDERS. The Corporation may deem and treat the record holder of any shares of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

     SECTION 12. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three (3) Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the Corporation, to its principal executive offices (Attention: Corporate Secretary) or to any agent of the Corporation designated as permitted hereby; or if to a holder of the Series D Preferred Stock, to such holder at the address of such holder of the Series D Preferred Stock as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

     SECTION 13. SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series D Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series D Preferred Stock.

          RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they are hereby, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Delaware of a copy of the foregoing resolution executed by an officer of the Corporation.

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Dated: February 2, 2000.

                                3TEC ENERGY CORPORATION


                                By: ___________________________________
                                    Name:   Floyd C. Wilson
                                    Title:     President




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